                                                                   Exhibit (h.9)

                             SUBLICENSE AGREEMENT
                             --------------------


     This Sublicense Agreement (the "Agreement") is made as of ________, by and between Barclays Global Investors, N.A., a national banking association organized under the laws of the United States ("BGI") and iShares Trust, a business trust established under the laws of the State of Delaware ("iShares").

                                   RECITALS

     WHEREAS, pursuant to that certain "License Agreement" dated March 18, 2000, (the "License Agreement") between Morgan Stanley Capital International Inc. ("MSCI"), a Delaware corporation, having an office at 1585 Broadway, New York, NY 10036, and Barclays Global Investors, N.A. ("Licensee"), having an office at 45 Fremont Street, San Francisco, CA 94105. BGI obtained a license to use in connection with "BGI Funds" (as that term is defined in the License Agreement) certain stock indexes owned and managed by MSCI (the "MSCI Indexes"), along with associated marks (the "MSCI Marks"); and

     WHEREAS, BGI has the right pursuant to paragraph 3 of the License Agreement to sublicense its rights thereunder to any BGI Fund, of which iShares Trust is one; and

     WHEREAS, iShares Trust wishes to use the MSCI Indexes and the MSCI Marks in connection with the establishment of a series of exchange traded funds (each, an "ETF"), each based on a MSCI Index, and to use the MSCI Marks in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

     WHEREAS, BGI wishes to grant a sublicense to iShares Trust for the use of the MSCI Indexes and MSCI Marks;

     NOW THEREFORE, the parties agree as follows:

   1.   Grant of Sublicense. Subject to the terms and conditions of this
        -------------------
Agreement, BGI hereby grants to iShares Trust a sublicense to use the MSCI Indexes (and associated data and information) and the MSCI Marks listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement, including without limitation the restriction in paragraph 3 of the License Agreement that iShares Trust will not have the further power to sublicense third parties to use the MSCI Indexes and the MSCI Marks.

   2.   Performance of Obligations Under the License. iShares Trust will be
        --------------------------------------------
responsible for performing all of BGI's executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the MSCI Indexes and the MSCI Marks in connection with the formation and operation of BGI Funds (as that term is defined in the License Agreement).

   3.   Fees. iShares Trust shall no obligation to pay any sublicense fees to
        ----
BGI or MSCI under this sublicense agreement.

          4.   Termination. This Agreement shall terminate if (a) the License
               -----------
Agreement terminates, or (b) BGI or a BGI Affiliate ceases to exercise investment discretion over the iShares Trust or any ETF in its capacity as manager, investment adviser, trustee, or other comparable capacity. BGI shall notify iShares Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, iShares Trust's right to use the MSCI Indexes and the MSCI Marks shall terminate immediately.

          5.   Indemnification. iShares Trust shall indemnify and hold harmless
               ---------------
BGI, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding (collectively "claims") that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the iShares Trust or interests therein, or (b) any breach by BGI of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of iShares Trust or iShares Trust's sublicensees, or (c) errors in the calculation of any MSCI Index, or delays in the dissemination of any MSCI Index, or (d) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the iShares Trust or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of BGI or its affiliates. The provisions of this section shall survive termination of this Agreement.

          6.   Assignment.  iShares will not make, or purport to make, any
               ----------
assignment or other transfer of this Agreement. BGI may assign its rights and obligations under this Agreement effective upon the giving of written notice to iShares.

          7.   Amendment.  No provision of this Agreement may be waived,
               ---------
altered, or amended except by written agreement of the parties.

          8.   Entire Agreement. This Agreement constitutes the entire agreement
               ----------------
between the parties hereto with respect to the subject matter hereof.

          9.   Construction. Headings used in this Agreement are for convenience
               ------------
only, and shall not affect the construction or interpretation of any its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of California.

          10.  Counterparts. This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

BARCLAYS GLOBAL INVESTORS, N.A.         iSHARES TRUST

By:  _______________________________    By:  _________________________________

Its: _______________________________    Its: _________________________________


By:  _______________________________    By:  _________________________________

Its: _______________________________    Its: _________________________________

              Exhibit A to Sublicense Agreement dated __________


iShares Dow Jones MSCI EAFE Index Fund

                                       4